Exhibit 2.1

SECOND AMENDMENT TO

AGREEMENT AND PLAN OF MERGER

SECOND AMENDMENT TO AGREEMENT AND PLAN OF MERGER, dated as of February 7, 2014 (this “Second Amendment”), among Hallwood Financial Limited, a corporation organized under the laws of the British Virgin Islands (“Parent”), HFL Merger Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and The Hallwood Group Incorporated, a Delaware corporation (the “Company”).

RECITALS

The parties to this Second Amendment entered into an Agreement and Plan of Merger, dated as of June 4, 2013, as amended by that certain Amendment to Agreement and Plan of Merger, dated as of July 11, 2013 (as it may be further amended from time to time, the “Merger Agreement”), and terms that are used but not defined in this Second Amendment have the meaning given them in the Merger Agreement.

Section 2.1(a) of the Merger Agreement provides, among other things, that at the Effective Time, each Share (other than Excluded Shares and any Dissenting Shares) will be converted automatically into and will thereafter represent the right to receive $10.00 in cash, without interest (the “Original Merger Consideration”).

On August 23, 2013, Gary L. Sample (“Plaintiff”) filed a putative class and derivative action in the Court of Chancery of the State of Delaware (the “Court”) against the Parent, Merger Sub, the Company, Anthony Gumbiner, Charles Crocco, Amy Feldman and Michael Powers (collectively, the “Defendants”), asserting, among other things, that the Original Merger Consideration was unfair and did not reflect the true value of the Company and all of its assets (the “Litigation”).

On February 7, 2014, Plaintiff and the Defendants (together, the “Parties”) entered into a Stipulation of Settlement (the “Stipulation”), by and through their respective attorneys, whereby the Parties agreed that, in order to resolve the Litigation, the parties to the Merger Agreement would amend the Merger Agreement to increase the Merger Consideration in accordance with the Stipulation. The Defendants specifically deny that they have engaged in any wrongdoing, deny that they committed any violation of law, deny that they breached any fiduciary duties, and deny liability of any kind to Plaintiff, the Company, or its stockholders. The increased Merger Consideration will be paid if the settlement set forth in the Stipulation (the “Settlement”) is approved by the Court and the Merger is consummated pursuant to the terms of the Merger Agreement as hereby amended.

The Board of Directors of the Company, by affirmative vote of all of the members of the Board of Directors of the Company other than Gumbiner, acting upon the unanimous recommendation of the Special Committee, has (i) reaffirmed its original determination that the Merger is substantively and procedurally fair to the Company’s minority and unaffiliated stockholders; (ii) declared that it is advisable and in the best interests of the Company and its minority stockholders that the increased Merger Consideration be accepted in connection with the Settlement in order to resolve the Litigation and as an additional benefit to the Company’s minority stockholders if the Settlement is approved by the Court and the Merger is consummated pursuant to the terms of the Merger Agreement as hereby amended; (iii) approved the execution, delivery and performance of this Second Amendment; and (iv) resolved to recommend adoption by the stockholders of the Company of the Merger Agreement as hereby amended.

The Board of Directors of Merger Sub and the Board of Directors of Parent have each unanimously approved this Second Amendment and declared it advisable for Merger Sub and Parent, respectively, to enter into this Second Amendment.

NOW, THEREFORE, in consideration of the foregoing and the agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

1. Merger Consideration. Section 2.1(a) of the Merger Agreement is hereby deleted and replaced in its entirety to read as follows:

(a) Conversion of Company Common Stock. Each share of common stock, par value $0.10 per share, of the Company issued and outstanding immediately prior to the Effective Time (such shares, collectively, “Company Common Stock,” and each, a “Share”), (other than Excluded Shares and any Dissenting Shares) shall be converted automatically into and shall thereafter represent the right to receive $10.00 in cash, plus an additional amount of cash equal to $3.00, minus a pro-rata deduction reflecting any fee awarded to Plaintiff’s Counsel based on the recovery of this additional amount through the Settlement as set forth in the Stipulation and any incentive payment awarded to the Plaintiff in the Delaware Action, all amounts without interest (the “Merger Consideration”). The pro rata amount shall be calculated based on the total number of outstanding Shares, excluding Excluded Shares. All Shares (other than Excluded Shares and any Dissenting Shares) shall, upon conversion thereof in accordance with this Section 2.1(a), cease to be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of (x) a certificate that immediately prior to the Effective Time represented such Share (a “Certificate”) or (y) uncertificated Shares represented by book-entry that immediately prior to the Effective Time represented such Shares (“Book-Entry Shares”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest, upon surrender of such Certificate or Book-Entry Share in accordance with Section 2.2(b).

2. Additional Covenant and Agreement. The Merger Agreement is hereby amended by adding Section 5.15 to read in its entirety as follows:

Section 5.15 Settlement; Merger Consideration. The parties agree to expeditiously proceed with any filings with the SEC necessary or advisable to consummate the Merger and the transactions contemplated by this Agreement, call and hold the Company Meeting as soon as practicable (including prior to Court Approval), seek Court Approval and, if the Company Stockholder Approval and Court Approval is obtained, consummate the Merger and the transactions contemplated by this Agreement and take all other actions contemplated by this Agreement on that basis. In the event that (i) the Court declines, in any respect (except for a disallowance or reduction of the fees and/or expenses sought by Plaintiff’s Counsel), to enter the final order and judgment in the form attached to the Stipulation and any one of the parties to the Stipulation fails to consent to the entry of another form of order in lieu thereof; (ii) the Court disapproves the Settlement proposed in the Stipulation, including any amendments thereto agreed upon by all of the parties to the Stipulation; or (iii) the Court approves the Settlement proposed in the Stipulation or any amendment thereto approved by all of the parties to the Stipulation, but such approval is reversed or substantially modified on appeal and such reversal or modification becomes final by a lapse of time or otherwise, then Parent shall have no obligation to provide the Merger Consideration and the parties to the Merger Agreement agree to amend the Merger Agreement to provide for the Original Merger Consideration (and make such other amendments as are necessary to pursue stockholder approval of and consummate the Merger and the transactions contemplated by such agreement, including without limitation, the extension of the End Date to provide reasonably sufficient time for stockholder approval). For purposes of this Section, a disallowance or reduction by the Court of the fees and/or expenses sought by Plaintiff’s Counsel shall not be deemed an amendment, modification or disapproval of the Settlement or the Final Order and Judgment.

3. Condition to Closing. Section 6.1 of the Merger Agreement is amended by the addition of paragraph (c), to read in its entirety as follows:

(c) The Settlement shall have been approved by a final, nonappealable order of the Court.

4. Definitions. Section 8.15 of the Merger Agreement is amended by the addition of the following definitions in their alphabetic order and the renumbering of all subsequent definitions:

“Court” means the Delaware Court of Chancery or other appropriate Delaware court to which the Delaware Action is assigned.

“Delaware Action” means Gary L. Sample v. Anthony J Gumbiner., et al, Civil Action No. 8833-VCN in the Court of Chancery of the State of Delaware.

“Original Merger Consideration” means $10.00 per Share in cash, without interest.

“Plaintiff’s Counsel” means legal counsel to the plaintiff and the Class (as defined in the Stipulation) in the Delaware Action.

“Settlement” means the settlement set forth in the Stipulation

“Stipulation” means the Stipulation of Settlement dated as of February 7, 2014 among the parties to the Delaware Action.

5. No Other Changes. To the extent not inconsistent with this Second Amendment, all other provisions of the Merger Agreement shall remain in effect.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be duly executed and delivered as of the date first above written.

HALLWOOD FINANCIAL LIMITED

By:	/s/ Anthony J. Gumbiner
	Name:	Anthony J. Gumbiner
	Title:	Director

HFL MERGER CORPORATION

By:	/s/ Anthony J. Gumbiner
	Name:	Anthony J. Gumbiner
	Title:	President

THE HALLWOOD GROUP INCORPORATED

By:	/s/ Richard Kelley
	Name:	Richard Kelly
	Title:	VP – CFO